 Exhibit 99.2

November 26, 2018

Dear Summit Healthcare REIT, Inc. Shareholder:

It is our pleasure to provide you with a current update on Summit Healthcare REIT, Inc. (“we” or the “REIT” or the “Company”). If you are receiving this letter by regular mail, enclosed is a statement of your account as of September 30, 2018, and if you have elected to receive correspondence from us by email, your statement is available on the investor web portal on our website - www.summithealthcarereit.com.

SUMMIT BOARD DECLARES SHAREHOLDER DISTRIBUTION

We are extremely pleased to announce that on November 26, 2018 the Board of Directors declared a distribution for 2018 of $0.0651 per share of common stock, which represents an aggregate distribution amount of $1.5 million. The distribution will be payable in cash on January 31, 2019 to holders of record of the common stock as of January 15, 2019.

This distribution represents yet another milestone for the REIT since repositioning to senior housing and becoming self-managed. The Board and management believe that this distribution is in the best interests of the Company and its shareholders. It is the Board and management’s priority to continue to declare and pay distributions moving forward when it is in the best interests of the Company and its shareholders, although future distributions cannot be guaranteed.

In order to ensure timely receipt of your distribution, please confirm that our transfer agent, Conduent Securities Services (“Conduent”), has your current mailing address. To do this, you can log on to the investor portal on our website at www.summithealthcarereit.com, under the Investors tab, Investor Portal. You can also call Conduent directly at (888) 522-1771.

THIRD QUARTER REPORT ON FORM 10-Q

We filed our report on Form 10-Q for the quarter ending September 30, 2018 with the SEC on November 8, 2018. You can access the report on our website, www.summithealthcarereit.com, under the Investors tab, SEC filings.

As of September 30, 2018, the REIT had ownership interests in 47 senior housing facilities across 14 states as follows: 100% ownership of six properties, a 95% interest in five properties, a 35% interest in two properties, a 20% interest in two properties, and a 10% interest in 32 properties.

CASH FLOW FROM OPERATIONS AND FUNDS FROM OPERATIONS (“FFO”)

Net cash provided by operating activities was $1,616,000 for the nine months ended September 30, 2018 compared to $1,298,000 for the nine months ended September 30, 2017. FFO per share increased to $0.03 for the three months ended September 30, 2018 compared to $0.01 for the three months ended September 30, 2017, and $0.11 for the nine months ended September 30, 2018 compared to $0.04 for the nine months ended September 30, 2017. FFO is a non-GAAP supplemental financial measure that is widely recognized as a measure of real estate investment trust operating performance. We compute FFO in accordance with the definition outlined by the National Association of Real Estate Investment Trusts. For further discussion on cash flows and FFO, please refer to the Form 10-Q for the quarter ending September 30, 2018.

PENNINGTON GARDENS REFINANCE

On September 27, 2018, we refinanced the debt collateralized by Pennington Gardens Assisted Living facility (“Pennington”), located in Chandler, Arizona, with a U.S. Department of Housing and Urban Development (“HUD”) insured loan from Capital One Multifamily Finance, LLC. The assumable loan bears an “all-in” interest rate of 4.88%, inclusive of mortgage insurance premium, and amortization term of 35 years. The net loan proceeds of $10.6 million have been used to pay off the outstanding principal debt on Pennington’s existing Capital One loan maturing in January 2019, and to establish certain reserve accounts required by HUD.

LITIGATION UPDATE

The trial date for the complaint filed by our former advisor, Cornerstone Realty Advisors (“CRA”), and the cross-complaint has been delayed and no date has been set pending a status conference scheduled for November 30, 2018. We believe that CRA’s claims are without merit, and the Board and management will continue to defend against such claims.

Frequently Asked Questions

As mentioned in our previous quarterly letters, we will continue to answer questions that are frequently asked by our shareholders and their representatives. Below is this quarter’s FAQ and our response.

I was notified by the IRS that I need to take a Required Minimum Distribution (RMD) on my IRA, or else I will incur a penalty. What can I do?

In general, a Required Minimum Distribution (RMD) is possible through your REIT IRA investment. Since the REIT shares are currently illiquid, the minimum distribution could be provided in the form of a distribution of shares. Our transfer agent, Conduent, can assist you and create a separate individual account for your distributed shares, and transfer the amount of shares from your IRA based on the current Net Asset Value (NAV) per share which would qualify under the required minimum distribution. Your total number of shares owned will not change, but will exist in two separate accounts, an existing REIT IRA and an individual account holding the shares required by the RMD. Please be aware that this distribution is a taxable event, and the custodian will notify the IRS of the distribution. As we cannot provide you with any tax or financial advice, please consult with your tax and/or financial advisor before requesting any distributions from a qualified plan. For more information, please contact Conduent at (888) 522-1771.

Please see our Form 10-K for the year ended December 31, 2017 and most recent Form 10-Q for risks and uncertainties. If you have any questions, please contact your financial advisor, our investor services/transfer agent team at Conduent at (888) 522-1771, or our Senior Vice President, Chris Kavanagh, at (949) 535-1988. As always, thank you for your continued confidence and support. We hope you have a wonderful holiday season and a very happy and healthy new year!

Sincerely,

Elizabeth A. Pagliarini

Chief Financial Officer

cc:	Financial Advisor

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2017, and quarterly reports for the periods ended March 31, 2018, June 30, 2018 and September 30, 2018. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.